FOR IMMEDIATE RELEASE	EXHIBIT 99

AT THE COMPANY	FRB / WEBER SHANDWICK
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR

FISCAL YEAR 2004 FIRST QUARTER

MURRYSVILLE, PA, October 23, 2003—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months ended September 30, 2003.

FINANCIAL RESULTS

Three Months Ended September 30, 2003

Net sales for the first quarter totaled $164.1 million, up 18 percent over the $138.6 million in the first quarter a year ago. Results for both periods include the full impact of revenues from Novametrix Medical Systems, Inc., which the Company acquired in the fourth quarter of 2002, and Fuji-RC, in which the Company acquired a majority interest in the fourth quarter of 2002.

Domestic revenues increased 14 percent from $107.8 million in the first quarter a year ago to $122.7 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of 25 percent in domestic sleep therapy products. The Company’s domestic hospital revenue changes were driven by 16 percent growth in its core hospital ventilation systems, the Esprit™ Critical Care Ventilator and BiPAP® Vision® Noninvasive Ventilator, offset by decreases in sales of the Company’s asthma and monitoring products in hospital settings.

International revenues totaled $41.3 million for the first quarter, a 34 percent increase over the $30.8 million reported a year ago. The strong growth in international sales was driven by significant revenue gains in the Company’s sleep therapy and ventilation products for the homecare market as well as increases in the Company’s hospital ventilation product lines.

Net income for the current quarter was $11.2 million, or $0.32 per share, including the restructuring and acquisition-related expenses described below which totaled $3.3 million on a pre-tax basis or approximately $0.06 per share after-tax. Net income including restructuring and acquisition-related expenses for the first quarter of 2003 was $8.9 million, or $0.26 per share. Excluding the impact of these charges, net income for the current quarter was $13.3 million, or $0.38 per share, a 22 percent increase over the $10.9 million, or $0.32 per share (excluding non-recurring items), reported a year ago. The improved earnings for the first quarter were primarily the result of sales and operating margin increases compared to the prior year.

Restructuring and acquisition-related expenses consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility. The Company’s previously announced restructuring at its Kennesaw, Georgia manufacturing facility has been successfully completed, and the Company has begun to realize operational efficiencies as a result of the consolidation. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

COMMENTS FROM MANAGEMENT

Financial Results

“I am very pleased to be announcing another strong quarter for Respironics and a strong start to our new fiscal year,” stated James Liken, President and Chief Executive Officer. “Our strong momentum in the domestic sleep therapy market has continued as reflected in the 25 percent year over year growth in this quarter, further validating our strategies and approach to this marketplace. Our C-Flex™ technology continues to gain acceptance in the sleep market and is an excellent example of the implementation of our research and development strategy which is driven by the needs of our marketplace.” Mr. Liken added, “Patient compliance is critical to success in the sleep apnea market. We have identified the barriers to compliance and provided solutions in the form of programs and products to successfully address this issue. Our Power Programs for Providers™, our therapeutic devices and our Comfort Series™ of masks are all developed to help our provider customers grow their businesses through optimizing patient compliance,” he concluded.

“Our continued success in the international marketplace is also gratifying,” Mr. Liken added. “In both the European and Asia Pacific regions, we have achieved excellent results and we continue to see further opportunities in the home sleep market as well as in the home and hospital ventilation markets. We identified the international marketplace as an area for investment, and we have increased the resources focused on this area by investing in additional direct sales and marketing personnel and through strategic investments such as Fuji. We are pleased with the performance of our overseas distribution channels and our ability to introduce our programs and products to the international provider and patient communities. Our sleep therapy revenue performance is particularly noteworthy with over 40 percent growth versus the prior year first quarter,” he added.

Respironics continued to strengthen its overall financial position with another strong quarter of cash generation. The Company generated $18.8 million in cash from operations and increased its overall cash balance by $5.6 million after reducing long-term debt by $7.1 million during the quarter. Days sales outstanding for both accounts receivable and inventory decreased from the prior year first quarter levels.

Research and Development

“We anticipate another productive year of research and development during fiscal year 2004. Our research efforts will continue in both our existing core markets and in newly identified market opportunities within the sleep and respiratory markets, “ Mr. Liken stated. “Clearly, the current obstructive sleep apnea market holds significant opportunity, and we believe that opportunities also exist in other areas of sleep disorders research. We are continuing our investments on new therapeutic units as well as interface devices for sleep therapy that are supportive of our program approach to the market with the goal of increasing patient compliance. Additionally, we will continue to fund studies that explore the relationship between sleep disorders and cardiovascular diseases,” he noted.

Other Matters

As previously announced, on December 1, 2003, Jim Liken, President and Chief Executive Officer, will be assuming the role of Vice-Chairman of the Board of Directors, and John Miclot, Executive Vice President and Chief Strategic Officer, will be leading the company as the next President and Chief Executive Officer. John Miclot commented, “Over the last several weeks we have had the opportunity to meet with employees from our various locations to share the Company’s vision for the future. Our associates are enthusiastic about the future of Respironics and the opportunities associated with the sleep and respiratory markets. Additionally, at the Medtrade show in Atlanta, we met with many of our key customers to discuss the transition and also to introduce several of our new technologies.” Mr. Miclot added, “As we broaden our strategic direction around the sleep and respiratory space, we anticipate fulfilling our Company’s vision – to be the worldwide leader at anticipating needs and providing valued solutions to the sleep and respiratory markets.”

Outlook

For fiscal year 2004, the Company is comfortable with earnings per share estimates (exclusive of the non-recurring items described below) of approximately $1.96 to $1.99 and revenue expectations of approximately $705 million to $720 million. Earnings per share estimates for the quarter ending December 31, 2003 (exclusive of the non-recurring items described below) are in the range of $0.47 to $0.48.

This earnings per share outlook does not include the impact of restructuring expenses that will occur during the 2004 fiscal year resulting from previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility. During the remainder of the 2004 fiscal year, the Company expects to incur additional restructuring expenses estimated to be in the range of $5.0 million to $6.0 million on a pre-tax basis, or $0.09 to $0.11 per share after tax, associated with these actions. Based on the Company’s current schedule for this facility consolidation, the Company expects that approximately $2.0 million to $3.0 million of these restructuring expenses on a pre-tax basis, or $0.04 to $0.05 per share after tax, will be incurred during the quarter ended December 31, 2003. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently and to clinicians seeking the best products and services to enhance the quality of patient care. The Company’s focus is on home care, hospital and international markets, providing programs that manage sleep disordered breathing, chronic respiratory diseases, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the Company employs approximately 2,700 individuals worldwide and has manufacturing facilities in several domestic and international locations. Further information on Respironics can be found on its Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and growth of markets, acceptance of the Company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, anticipated results from acquisitions and restructuring, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended
	9/30/03	9/30/02
Sales	$164,058	$138,642
Gross profit	84,056	68,136
Restructuring and acquisition-related expenses	3,345	3,165
Income before income taxes	17,642	14,290
Net income	11,150	8,886
Basic earnings per share	0.33	0.27
Diluted earnings per share	0.32	0.26
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.38	0.32
Basic shares outstanding	34,024	32,281
Diluted shares outstanding	34,906	34,156

(1)—See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary

(Unaudited)

(Dollars in thousands)

	Three months ended
	9/30/03	9/30/02
Domestic Homecare	$106,718	$90,369
Domestic Hospital	16,020	17,424
International	41,320	30,849
Total	$164,058	$138,642

Condensed Balance Sheet

(Unaudited)

(Dollars in thousands)

	At 9/30/03	At 6/30/03
Cash	$101,507	$95,900
Trade accounts receivable	129,575	128,127
Inventory	82,229	83,986
Other current assets	33,689	32,002
Total current assets	347,000	340,015
Property, plant and equipment (net)	101,898	98,680
Other assets, including goodwill	143,545	143,501
Total assets	$592,443	$582,196
Current liabilities	$118,145	$127,229
Long-term obligations	19,931	16,513
Other non-current liabilities	11,429	11,585
Shareholders’ equity	442,938	426,869
Total liabilities and shareholders’ equity	$592,443	$582,196

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended
	9/30/03	9/30/02
GAAP net income	$11,150	$8,886
Restructuring and acquisition-related expenses, net of tax	2,114	1,968

Net income, excluding the impact of restructuring and acquisition-related expenses	$13,264	$10,854
Diluted shares outstanding	34,906	34,156
Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.38	$0.32

Restructuring and acquisition-related expenses consist of the following:

	Three months ended
	9/30/03	9/30/02
Restructuring charges associated with facility changes	$3,345	$0
Acquisition-related integration expenses	$0	3,165

Total	$3,345	$3,165

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidations) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.